Exhibit 99.1

NEWS RELEASE

Date:	November 26, 2007
FOR IMMEDIATE RELEASE

Contact:	Dave Mossberg
Beacon Street Group
817-310-0051

Nation’s Fourth Largest School District Selects XETA Technologies

to Upgrade Voice Systems

Broken Arrow, OK - XETA Technologies (Nasdaq:XETA) announced today that Miami-Dade County Public Schools (M-DCPS) has awarded the company a series of orders to supply voice equipment and installation services to the school district. The company expects the value of the orders to exceed $10 million, and based on initial installation schedules, believes the majority of the sales will be realized in the current fiscal year, ending October 31, 2008.

XETA will upgrade a portion of M-DCPS’ current voice systems with new Avaya IP-based systems.  The new Avaya systems provide platforms for the next generation of voice applications that will help reduce telephony costs and improve personnel efficiency.  The new systems will also provide functionality and reliability necessary to meet the state-legislated health, safety and security requirements for the district.

“Our focus on providing high levels of customer service is clearly paying off,” said Don Reigel, XETA’s Executive Director of Avaya Sales.  “Miami-Dade County Public Schools is a valued service customer and we are pleased that they have chosen us to help upgrade their voice systems.  With the support of Avaya, we’ve designed a standard set of system solutions that will ease implementation and offer a cost-effective way for the district to upgrade their voice systems.”

Greg Forrest, XETA’s President and CEO commented, “By aligning our sales organization to support the go-to market strategies of our major manufacturers, we have dedicated resources and management to focus on opportunities like Miami-Dade County Public Schools.  We will continue to focus our efforts on acquiring and penetrating large customer opportunities with multiple locations where our core competencies can clearly be differentiated.”

M-DCPS is the fourth largest school district by enrollment in the country with approximately 400 schools, 50,000 staff members, and more than 360,000 students.

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About XETA Technologies

XETA is a leading provider of communication technologies with a comprehensive array of products and services available from industry leaders. The company has earned and continues to maintain the industry’s most prestigious certifications as an Avaya Platinum National Business Partner, Nortel Elite Advantage Partner, and Mitel premium PARTNER. Being able to provide solutions and service for these leading vendors is a unique value proposition for Fortune 1000 customers with multiple locations and complex networks. With a 25 year operating history and over 16,000 customers from coast to coast, XETA has maintained a commitment to extraordinary customer service. The company’s in-house 24/7/365 call center, combined with a nationwide service footprint offers customers comprehensive maintenance programs that ensure network reliability and maximized network up-time. More information about XETA (NASDAQ: XETA) is available at www.xeta.com.

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This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.These include statements concerning the value of certain customer orders and their anticipated impact upon the company’s revenues.  These and other forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “likely,” “anticipates” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: the satisfactory completion of the customer orders discussed; the company’s ability to maintain and improve upon current gross profit margins; the company’s ability to acquire and retain the technical competencies needed to implement new advanced communications technologies; intense competition and industry consolidation; dependence upon a single customer for the recent growth in the company’s Managed Services offering; the availability and retention of sales professionals and certified technicians; and capital spending trends in the company’s markets. Additional factors that could affect actual results are described in Item 1.A entitled “Risk Factors” contained in Part I of the company’s Form 10-K for its fiscal Year ended October 31, 2006, as updated in its subsequently filed Form 10-Qs for the first three quarters of fiscal 2007.